Calculation of Filing Fee Tables
S-8
SAP SE
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Share, without nominal value	Other	1,800,000	$ 252.28	$ 454,104,000.00	0.0001381	$ 62,711.76
Total Offering Amounts:						$ 454,104,000.00		$ 62,711.76
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 62,711.76
Offering Note
[1]	1(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 shall also cover an indeterminate amount of Ordinary Shares (the "Ordinary Shares") of SAP SE ("Registrant") that become issuable with respect to the securities identified in the above table, by reason of stock splits, stock dividends or similar anti-dilution adjustments of outstanding Ordinary Shares. 1(b) Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low price per Ordinary Share reported on Xetra, the electronic trading platform of Deutsche Boerse AG, on November 10, 2025 translated into U.S. dollars at an exchange rate of EUR1 to $1.15592, the euro foreign exchange reference rate as published by the European Central Bank on that date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A